Filed pursuant to Rule 433 June 16, 2006
Relating to Pricing Supplement No. 70 dated June 16, 2006 to Registration Statement No. 333-131266

GLOBAL MEDIUM-TERM NOTES, SERIES F
Senior Floating Rate Notes

6-Month Libor-Linked Range Accrual Notes due 2021

Pricing Sheet – June 16, 2006

Issue Price:	100%

Aggregate Principal Amount:	$1,250,000. We may increase the aggregate principal amount of the notes prior to the original issue date, but are not required to do so.

Original Issue Date (Settlement):	July 7, 2006

Maturity:	July 6, 2021

Redemption dates:	On July 6, 2007 and each interest payment date thereafter

Redemption percentage:	100%

Interest rate:	For the period from and including the original issue date to but excluding July 6, 2007, 8.00% per annum.

For the period from and including July 6, 2007 to but excluding the maturity date, the interest rate shall be determined as follows: (x) 8.00% per annum times (y) N/ACT (calculated on an actual/actual day count basis); where N = the total number of calendar days in the applicable interest payment period on which the reference rate is within the reference rate range (“accrual days”) and ACT = the total number of calendar days in the applicable interest payment period.

Interest payment dates:	Each January 6, April 6, July 6 and October 6 beginning October 6, 2006, subject to adjustment

Reference rate:	6-month USD Libor

Reference rate range:	Greater than 0.00% and less than or equal to 7.25%.

Denominations:	$1,000 and integral multiples thereof

CUSIP:	61745ETW1

Agent:	Morgan Stanley & Co. Incorporated

Price to Public:	Per Note: 100%

Total: $1,000

Agent’s Commissions:	Per Note: 2% ($20 per Note)

Total: $25,000

Proceeds to Company:	Per Note: 98%

Total: $1,225,000

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-866-718-1649.

Preliminary Pricing Supplement No. 70, dated June 12, 2006
Prospectus Supplement Dated January 25, 2006
Prospectus Dated January 25, 2006